Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES FOURTH QUARTER PROFIT

AND FISCAL YEAR RESULTS

~ February Comparable Store Sales Increase 13% ~

Rochelle Park, New Jersey, March 1, 2005 – United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced both preliminary and unaudited operating results for the fourth quarter and fiscal year ended January 29, 2005 and sales for February 2005.

Fourth quarter net sales increased 6% to $107.9 million compared to $101.4 million in the prior year period. Comparable store sales increased 8% for the quarter. Net income was $0.7 million, or $0.05 per diluted share, in the fourth quarter of 2004 versus a net loss of $4.0 million, or $0.31 per share, in the fourth quarter of 2003.

For the fiscal year, net sales increased 1% to $399.3 million from $396.3 million last year. Comparable store sales increased 2% for the year. Net loss was $10.5 million, or $0.82 per share, for fiscal 2004 versus $19.1 million, or $1.47 per share, for fiscal 2003.

During February 2005, net sales increased 11% to $29.9 million from $26.9 million during February 2004. Comparable store sales increased 13% for the month.

George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, commented: “The continuing improvement in sales is beginning to have a meaningful effect on the Company’s financial performance. The 8% increase in comparable store sales during the quarter leveraged buying and occupancy expenses, which significantly improved gross profit as a percent of sales. Also, general, administrative and store operating expenses declined as a percentage of sales despite the Company’s having successfully negotiated an agreement to settle the wage and hour class action pending in California, subject to Court approval, which, along with related legal expenses, resulted in an additional charge to earnings in the quarter for this claim of $0.9 million.”

Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, commented, “Several favorable developments came together to achieve meaningful improvements in sales and operating results. Certain holiday categories, such as sweaters, coats and fashion accessories, posted solid improvements in sales over last year. Also, throughout the quarter, Spring transition merchandise worked well and produced strong year-to-year sales increases in the warmer regions of the country. The design and merchant organizations coordinated very effectively in putting the merchandise assortment together resulting in better customer acceptance.”

Mr. Benaroya added: “The Company also achieved a significant increase in transactions during the fourth quarter. More focused customer relationship management contributed to transaction growth, using customer segmentation and targeting for the Company’s marketing. Creative aspects of marketing also played a role.”

-more-

United Retail Group, Inc. invites investors to listen to a broadcast of the Company’s conference call to discuss fourth quarter results and subsequent sales trends, as well as ongoing corporate developments. The call will be broadcast live over the Internet later today, at 11:30 a.m. (Eastern Standard Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until March 11, 2005. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. At February 26, 2005, the Company operated 513 AVENUE® stores with 2,244,000 square feet of selling space, as well as the AVENUE.COM website at http://www.avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; variations in weather patterns; fluctuations in consumer acceptance of the Company’s products; changes in the ability to develop new merchandise; store lease expirations; risks associated with the financial performance of the World Financial Network National Bank private label credit card program; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production; and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations/Press: Cara O'Brien/Lila Sharifian/Melissa Merrill Financial Dynamics (212) 850-5600

UNITED RETAIL GROUP, INC.
4TH QTR 2004
(000'S)

Consolidated Statements of Operations

	13 weeks ended			52 weeks ended
	(Unaudited) January 29, 2005	January 31, 2004	Percent + or -	(Unaudited) January 29, 2005	January 31, 2004	Percent + or -

Net sales	$107,865	$101,410	6.4%	$399,250	$396,265	0.8%
Cost of goods sold, including
buying and occupancy costs	83,101	80,555	3.2%	314,923	313,767	0.4%
Gross profit	24,764	20,855	18.7%	84,327	82,498	2.2%
General, administrative and store
operating expenses	25,631	25,649	-0.1%	97,309	101,287	-3.9%
Operating loss	(867)	(4,794)	-	(12,982)	(18,789)	-
Interest income (1)	6	19	-	1,344	103	-
Interest expense	(210)	(222)	-	(870)	(1,020)	-
Loss before income taxes	(1,071)	(4,997)	-	(12,508)	(19,706)	-
Benefit from income taxes(2)(3)(4)	(1,768)	(965)	-	(2,028)	(636)	-
Net income (loss)	$697	($4,032)	-	($10,480)	($19,070)	-

Weighted average shares
outstanding:
Basic	12,658	12,937		12,749	12,937
Diluted	12,775	12,937		12,749	12,937

Net loss per common share:
Basic	$0.06	($0.31)		($0.82)	($1.47)
Diluted	$0.05	($0.31)		($0.82)	($1.47)

(1) Includes for the fifty-two weeks ended January 29, 2005, interest income of $1.285 million related to an Internal Revenue Service settlement.

(2) Includes for the fifty-two weeks ended January 29, 2005, federal tax benefit of $0.350 million related to an Internal Revenue Service settlement.

(3) Includes increases to valuation allowances for the thirteen weeks ended ended January 29, 2005 and January 31, 2004 of ($0.6 million) and $2.3 million, respectively, and for the fifty-two weeks ended January 29, 2005 and January 31, 2004 of $4.3 million and $9.0 million, respectively, related to deferred tax assets and net operating loss carryforwards.

(4) Includes $1.8 million for the thirteen and fifty-two weeks ended January 29, 2005 and $0.9 million for the thirteen and fifty-two weeks ended January 31, 2004, respectively in reversals of accruals for potential tax liabilities due to various settlements.

Consolidated Condensed Balance Sheets	(Unaudited) January 29, 2005	January 31, 2004
Assets
Cash and cash equivalents	$12,596	$14,421
Inventory	49,503	49,054
Other	8,557	8,659
Total Current Assets	$70,656	$72,134

Property and equipment, net	79,026	91,703
Deferred compensation plan assets	3,473	4,893
Other assets	2,053	1,958

Total assets	$155,208	$170,688

Liabilities and Stockholders' Equity Current Liabilities	$54,320	$53,687

Long-term distribution center financing	2,633	3,326
Long-term capital leases	1,735	3,646
Deferred lease incentives	12,908	14,993
Deferred compensation plan liabilities	4,853	4,893
Other non-current liabilities	8,710	10,123
Stockholders' equity (1)	70,049	80,020

Total liabilities and stockholders' equity	$155,208	$170,688

(1) In July 2004, paid-in capital increased $1.157 million relating to an Internal Revenue Service settlement.

At January 29, 2005, the borrowing capacity of the Company under the Financing Agreement with The CIT Group/Business Credit, Inc. (“CIT”) was $10.1 million, trade letters of credit for the account of the Company were outstanding in the amount of $21.3 million, standby letters of credit were outstanding in the amount of $6.1 million and a loan of $0.1 million from CIT was outstanding. The Company’s cash on hand was unrestricted

Statistics	13 weeks ended		52 weeks ended
Store Count	(Unaudited) January 29, 2005	(Unaudited) January 31, 2004	(Unaudited) January 29, 2005	(Unaudited) January 31, 2004

Beginning of period	530	545	535	553
New	0	1	2	5
Reopened	0	1	0	1
Closed	(16)	(12)	(23)	(24)
End of period	514	535	514	535

Selling Square Footage (000's)

Beginning of period	2,309	2,365	2,327	2,394
New/Expansion/Reopened	0	9	8	26
Closed	(60)	(47)	(86)	(93)
End of period	2,249	2,327	2,249	2,327

Average	2,301	2,365	2,311	2,369